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                                   [LOGO]
                                   BAXTER
                                  FENTRISS
                                 AND COMPANY
          9100 ARBORETUM PARKWAY  SUITE 280  RICHMOND, VIRGINIA 23236
                     (804) 323-7640  FAX (804) 323-7457



March 3, 1999


The Board of Directors
The Bank of Hemet
3715 Sunnyside Drive
Riverside, CA 92506

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of The Bank of Hemet as Exhibit __ to the Pacific Community Banking Group Registration Statement on Form S-4 relating to the proposed acquisition of The Bank of Hemet by Pacific Community Banking Group, and references thereto in such Registration Statement under the captions "SUMMARY - Fairness Opinion of Baxter Fentriss & Company" and "THE ACQUISITIONS - Opinion of Baxter Fentriss & Company."

BAXTER FENTRISS & COMPANY

By: /s/
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